Exhibit 10.1

EXECUTION COPY

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE EVOKE PHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO EVOKE PHARMA, INC. IF PUBLICLY DISCLOSED.

This Commercial Services Agreement (the “Agreement”) is made on January 21, 2020 (the “Effective Date”) by and between:

Evoke Pharma, Inc., with a place of business at 420 Stevens Avenue, Suite 370, Solana Beach, CA (“Evoke”); and

Eversana Life Science Services, LLC, with a place of business at 190 N. Milwaukee Street, Milwaukee, WI 53202 (“Eversana”).

Evoke and Eversana are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Whereas, Evoke is a pharmaceutical company that has all rights necessary to market, promote and  Commercialize (as defined below) the Product (as defined below) in the Territory (as defined below);

Whereas, Eversana is a life sciences services company that has experience supervising and managing sales teams that provide marketing and promotional services related to pharmaceutical products; and

Whereas, Evoke wishes to engage Eversana to supervise and manage the day to day Commercialization of the Product in the Territory under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other consideration received by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following words and expressions shall have the stated definitions:

1.1.

“Act” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended from time to time, together with any rules, regulations, guidances, guidelines and requirements of the FDA as may be in effect from time to time.

1.2.

“Adverse Event” means the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to the Product, whether or not considered causally related to the Product, the exacerbation of any pre-existing condition(s) occurring following or during the use of the Product or any other adverse event, adverse experience or adverse drug experience described in the FDA’s Investigational New Drug safety reporting and post-marketing reporting regulations, 21 C.F.R. § 312.32 and § 314.80, respectively, as they may be amended from time to time. For purposes of this Agreement, without limiting the forgoing, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose, sensitivity reactions or failure of the Product to exhibit its expected pharmacologic/biologic effect.

1.3.

“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with, or in control of a party, where "control" means power to elect or appoint a majority of directors or to direct the management of an entity.

1.4.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Anti-Kickback Statute, the False Claims Act, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, and any other applicable law, rule, regulation or industry code governing anti-bribery and anti-corruption laws and laws for the prevention of kickbacks, fraud, abuse, racketeering, money laundering or terrorism.

1.5.

“Applicable Law” means (a) all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines or other requirements of Governmental Authorities that may be in effect in the Territory from time to time during the Term, including (i) the Act, (ii) the PDMA, (iii) Anti-Corruption Laws, (iv) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to employment, safety and health of employees and the withholding and payment of required taxes with respect to employees, (v) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to data protection and privacy, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and (b) the PhRMA Code on Interactions with Healthcare Professionals.

1.6.

“Arising Product Know-How” means all Know-How relating to the Product arising out of or in connection with either Party’s or their respective Affiliates’ activities under or in connection with this Agreement. Arising Product Know-How includes any Evoke Know-How and any Confidential Information related to the Product but excludes any Eversana Know-How.

1.7.	“Business Day” means a day on which companies in the United States are generally open for business.
1.8.

“Change of Control” means (a) the acquisition of Evoke by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation in which the majority of the outstanding shares of Evoke are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing Evoke’s jurisdiction of incorporation), unless Evoke’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (b) a sale of all or substantially all of the assets of Evoke to which this Agreement pertains.

1.9.	“Commercial Launch” is the date an Eversana sales representative provides the first Detail of the Product in the Territory.

1.10.	“Commercial Services” means the services set forth in Exhibit B.
1.11.

“Commercialization,” “Commercialize” and “Commercializing” mean any and all customary processes and activities undertaken by a pharmaceutical company to accomplish the commercialization of a pharmaceutical product, including without limitation the storage, distribution, sales, promotion and marketing of the Product and managing returns of the Product, Patient Access Programs, and reimbursements but expressly excludes activities related to development or testing of the Product or Manufacturing.

1.12.	“Commercialization Budget” means the commercialization budget for marketing the Product and subject to amendments and approval by the Joint Management Committee from time to time.
1.13.	“Commercialization Costs” shall have the meaning set forth in Section 5.3.
1.14.	“Commercialization Plan” means the commercialization plan for marketing the Product and subject to amendments and approval by the Joint Management Committee from time to time.
1.15.

“Competing Product” means a product with an indication approved by FDA for the treatment of functional motility disorder, which for purposes of this Agreement, shall not be deemed to be the treatment of constipation.

1.16.	“Compliance Provisions” means those representations, warranties and covenants set forth in Section 6.2, Section 6.3, and Section 8.1.
1.17.

“Confidential Information” means all business, operational, marketing, financial, technical, manufacturing, scientific, or other information that is confidential or proprietary to a Party, an Affiliate of a Party, and is not generally known to the public, and shall include Manufacturing Data and this Agreement (and the terms hereof), either Party’s processes and methods, process specifications and designs, inventions, Know-How, intellectual property, business and marketing plans, financial information, customer data, research and development activities and other materials or information relating to business or activities which are not generally known to the public, all confidential information of Third-Parties in the possession of the disclosing Party; and all notes, analysis, compilations, studies, summaries and other material prepared by or for the disclosing Party containing or based, in whole or in part, on any information included in the foregoing.

1.18.

“Corporate Trademarks” means the trade names, corporate names and corporate logos of Evoke or Evoke’s Affiliates used in the Prescribing Information, Promotional Materials, training materials or other material provided hereunder or otherwise authorized or approved by Evoke.

1.19.	“Dedicated Employees” shall have the meaning set forth in Section 3.2.e.
1.20.

“Detail” means a face-to-face visit during which a Sales Force representative makes a presentation with respect to the Product to an Eligible Prescriber, such that (i) the relevant characteristics of the Product are described by the Sales Force representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and (ii) such Eligible Prescriber is given an opportunity to place an order for Product in accordance with this Agreement. When used as a verb, “Detail” means to perform a Detail.

1.21.

“Eligible Prescriber” means a health care provider that has the authority to prescribe the Product under Applicable Law and, in the event a Commercialization Plan includes the provision of Product samples by members of the Sales Force, Eligible Prescriber shall further mean a health care provider that is allowed to receive Product samples.

1.22.

“Eversana Know-How” means all Know-How and other intellectual property (a) in Eversana’s possession and control of as of the Effective Date of this Agreement (“Eversana Pre-existing IP”) or (b) independently developed by Eversana without use of any Evoke Confidential Information or Evoke Know-How and comes into Eversana’s possession and control at any time during the Term, and in each case (a) and (b) not developed or otherwise acquired in connection with this Agreement.

1.23.

“Evoke Know-How” means all Know-How in the possession and control of Evoke as of the Effective Date, or at any time during the Term, that is reasonably necessary or useful for the Commercialization of the Product in the Territory, but shall at all times and under all circumstances exclude Eversana Know-How.

1.24.	“Executive Officers” means, with respect to Evoke, its Chief Executive Officer, and with respect to Eversana, its Chief Executive Officer.
1.25.	“FDA” means the Unites States Food and Drug Administration.
1.26.	“Field Alert” means a field alert report, as required under 21 C.F.R. § 314.81(b)(1), as such regulation may be amended from time to time.
1.27.	“Functional Services” means the services set forth in Exhibit C.
1.28.

“Governmental Authority” means any federal, state or local court, administrative agency, commission or other governmental authority or instrumentality, including the FDA, having authority in the United States over the activities contemplated hereunder.  Governmental Authority shall include any Regulatory Authority.

1.29.

“Intellectual Property Rights” means all intellectual property rights anywhere in the world, whether or not registered, including patents, utility models, rights in inventions, trademarks, service marks, rights in trade dress (including product configuration and packaging), rights in business and trade names, rights in domain names, designs, copyrights, trade secrets, rights in Know-How and confidential information, and, in each case, rights of a similar or corresponding character.

1.30.	“Joint Management Committee” has the meaning set forth in Section 4.
1.31.

“Know-How” means all proprietary information related to a product or service, including all patentable and non-patentable inventions, discoveries, technologies, knowledge, trade secrets, experience, skill, techniques, methods, processes (including manufacturing processes), procedures, formulas, compounds, compositions of matter, assays, tests (including diagnostic tests), materials, specifications, descriptions, results and data (including Manufacturing Data), business or financial information or information of any type whatsoever, in any tangible or intangible form, marketing reports, business plans, standard operating procedures, and procedures.

1.32.

“Manufacture” and “Manufacturing” mean all activities related to the manufacture of a pharmaceutical product for the Territory, including without limitation manufacturing for clinical use or commercial sale, as well as compliance with Applicable Laws relating to the foregoing activities, but expressly excludes activities related to Commercialization.

1.33.

“Manufacturing Data” means all data, information, material, and documentation developed or generated with respect to the Manufacturing of a pharmaceutical product, including manufacturing and control data and other data and documentation requested by or submitted to a Regulatory Authority.

1.34.	“Manufacturing and Administrative Costs” means a fixed fee for Evoke’s manufacturing and administrative costs, which shall be equivalent to [***] percent ([***]%) of Net Sales.
1.35.

“NDA” means a New Drug Application filed with the FDA requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all amendments or supplements filed pursuant to the requirements of the FDA.

1.36.	“NDA Approval” means the approval of a NDA by FDA for Commercialization of the Product.
1.37.	“NDA Approval Date” means date on which Evoke receives NDA Approval.
1.38.	“Net Profit” means Net Sales, less the following: [***].
1.39.

“Net Sales” with respect to the Product means gross invoice price (not including value added taxes, sales taxes or similar taxes) of Product, actually sold by or on behalf of Eversana to Third Parties after deducting, if not previously deducted, from the amount invoiced or received:

[***]

1.40.

“Other Reportable Information” means any communication or other information that is otherwise required to be reported by Eversana to Evoke in accordance with the training to be provided under this Agreement, other than Adverse Events.

1.41.

“Patient Access Programs” means programs to assist patients with filling their prescriptions, including, without limitation, through help desks, triage procedures, bailment programs, and reduced cost or no cost prescription fulfillment.

1.42.	“PDMA” means the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder and in effect from time to time.
1.43.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.44.	“Pre-Commercial Services” means the services set forth in Exhibit A.

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1.45.	“Prescribing Information” means the FDA-approved labeling for the Product.
1.46.	“Product” means GimotiTM, the nasally delivered formulation of metoclopramide that is the subject of New Drug Application No. [***].
1.47.

“Product Copyrights” means all copyrightable subject matter related to the Product included in the Prescribing Information, the Promotional Materials, training materials or other material provided hereunder or otherwise authorized or approved by Evoke under this Agreement for use by Eversana in performing the Services.

1.48.

“Product Quality Complaint” means any and all manufacturing or packaging-related complaints related to the Product, including (a) any complaint involving the possible failure of the Product to meet any of the specifications for the Product and (b) any dissatisfaction with the design, package or labeling of the Product.

1.49.

“Product Trademarks” means the Product trademarks owned or controlled  by Evoke during the Term in the Territory, including any Product trademarks used in the Prescribing Information, Promotional Materials, training materials or other material provided hereunder or otherwise authorized or approved by Evoke, excluding the Corporate Trademarks.

1.50.

“Regulatory Authority” means any national, federal, state, or local governmental or regulatory authority, agency, department, bureau, commission, council or other government entity located in the Territory, including FDA, Centers for Medicare and Medicaid Services (CMS), and the Office of Inspector General of the U.S. Department of Health and Human Services, regulating or otherwise (a) exercising authority with respect to the development, manufacture, approval, registrations, licensing, or commercialization of the Product in such regulatory jurisdiction in the Territory, or (b) having legal authority with respect to the exploitation of the Product in the Territory.

1.51.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Product, and all data contained in any of the foregoing, including all Regulatory Authority approvals, regulatory drug lists, advertising and promotion documents and related FDA submissions and correspondence, adverse event files and complaint files and related FDA submissions.

1.52.

“Sales & Promotion Policies” means Eversana’s compliance policies and other policies generally applicable to the Commercialization of pharmaceutical products in the Territory, in each case approved by Evoke, as the same may be amended, modified or supplemented from time to time upon notice by Eversana to Evoke.

1.53.

“Services” means the day-to-day supervision and management by Eversana of the Commercialization of the Product in the Territory, including the Pre-Commercial Services, the Commercial Services, and the Functional Services.

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1.54.	“Term” shall have the meaning set forth in Section 14.1.
1.55.	“Territory” means the United States and all of its territories and possessions.
1.56.	“Third Party” means any Person other than Evoke, Eversana and their respective Affiliates.
1.57.

“Third Party Royalties” means any and all royalties and other payments that Evoke is required to pay to a Third Party based upon sales of the Product in the Territory (currently [***] percent ([***]%) of Net Sales). Evoke shall notify the Committee in advance of any potential increase of Third Party Royalties.

2.	APPOINTMENT [***]
2.1.

Appointment. Subject to the terms and conditions of this Agreement, on and from the Effective Date and for the duration of the Term, Evoke appoints Eversana to perform the Services, and Eversana hereby agrees to perform the Services in accordance with this Agreement and Applicable Law. In performing the Services, Eversana shall maintain a reasonably adequate number of qualified and trained staff to execute the Services in a commercially reasonable and workman like manner in accordance with industry standards.

2.2.	[***]
2.3.

Retained Rights. Evoke reserves the right to discontinue developing or producing the Product at its discretion at any time and for any reason, including due to legal or regulatory requirements, administrative or court orders, or safety risks; provided, however, that Evoke shall notify Eversana in writing as soon as practicable after any such proposed or anticipated discontinuance. Notwithstanding Section 2.1 or any other provision of this Agreement, Evoke will retain the exclusive right to Manufacture or have Manufactured and supply the Product in and outside the Territory. In addition, Evoke shall retain the right to develop the Product in the Territory and outside the Territory and the right to Commercialize the Product inside and outside the Territory.

2.4.

Other Rights and Obligations. Eversana acknowledges and agrees that, as between the Parties, Evoke owns all rights, title and interest in and to the Intellectual Property Rights and regulatory rights in the Product. Without limiting the foregoing, Evoke shall own all right, title and interest in and to (a) the Product, (b) the Evoke Know-How, Product Trademarks, the Corporate Trademarks, patent rights in the Product, and the Product Copyrights, and (c) any and all Intellectual Property Rights developed by either Party in the course of performing its obligations under this Agreement, including Arising Product Know-How. Eversana shall and does hereby assign all right, title and interest it may have in and to any Arising Product Know-How, without additional compensation, and shall take such other actions as Evoke may request to fully effect Evoke’s ownership of such Arising Product Know-How.

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2.5.

Use of Affiliates. Evoke shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and Eversana shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates; provided, however, that (a) any such Affiliate shall be bound by the obligations of such Party under this Agreement, (b) any actions, omissions or conduct by such Affiliate shall be deemed to be actions, omissions or conduct of such Party, and (c) such Party shall remain responsible for the performance of its obligations under this Agreement. Eversana shall not use any Third Parties to perform the Services or otherwise satisfy Eversana’s obligations hereunder for any period, without the consent of the Joint Management Committee.

2.6.

Initial Delivery of Evoke Know-How. Evoke shall promptly deliver to Eversana copies or embodiments of the Evoke Know-How and any other information or material that is held or subsequently acquired by Evoke during the Term that Evoke reasonably believes is necessary for Eversana to perform the Services in accordance with the terms and conditions of this Agreement and Applicable Law. Evoke shall provide such information and material to Eversana in electronic format to the extent reasonably possible.

2.7.

Provision of Assistance and Support. During the Term, Evoke shall promptly provide to Eversana or its Affiliates at Eversana’s request, such reasonable and currently available information and materials relating to the Product as is necessary for Eversana to perform the Services in the Territory in accordance with the terms and conditions of this Agreement and Applicable Law.

2.8.

Non-Solicitation.  Except as permitted under Section 14.3.b below, during the Term of this Agreement, neither Party shall, directly or indirectly, in any manner solicit or induce for employment, or hire or engage the services of, any employee of the other Party or its Affiliates who performed any Services under this Agreement, including but not limited to the Dedicated Employees.  A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this provision so long as the circumstances indicate that the same was not targeted or directed at the other Party’s employees. If either Party breaches this Section 2.8,  the other Party shall pay a sum equal to one year’s base salary that was payable by the Party to that employee, plus the recruitment costs incurred by the Party in replacing such individual.

3.	COMMERCIALIZATION
3.1.

Alliance Managers. Each Party shall designate a single person (each, an “Alliance Manager”) to oversee contact between the Parties for all matters related to Commercialization of the Product. Except as otherwise specified herein, the Alliance Managers shall: (a) function as a single point of contact in all substantive communications with the other Party relative to the performance of by Eversana of its Commercialization obligations; and (b) perform any other functions agreed by the Parties. Each Party may replace its Alliance Manager at any time by written notice to the other Party. The initial Alliance Managers are set forth on Exhibit E.

3.2.	Commercialization Plan and Commercialization Budget
a.

Content. The Commercialization of the Product shall be governed by a Commercialization Plan, and the costs and expenses relating to the Commercialization of the Product shall be governed by a Commercialization Budget. An initial Commercialization Plan and an initial Commercialization Budget shall be completed and approved by the Committee, respectively, in each case within seventy five (75) days of the Effective Date. The initial Commercialization Plan and initial Commercialization Budget shall detail specific Service activities and related budgets for such activities for each time period: (1) from the Effective Date through NDA Approval, (2) from NDA Approval through Commercial Launch, and (3) from Commercial Launch through twelve (12) months following Commercial Launch, in each case with a goal of efficiently using working capital until the Product has demonstrated its ability to achieve revenue suitable for the Product and the associated costs. The Commercialization Budget will include the cost incurred and cash flow and working capital financing requirements. Each Commercialization Plan shall include without limitation the topics set forth in Schedule 3.2a.  For clarity, all subsequent versions of updates to the Commercialization Plan and an Commercialization Budget are subject to the approval of the Committee.

b.

Updates. Eversana shall, forty-five (45) days before the expected Commercial Launch and in any event no less than on an annual basis thereafter, update each Commercialization Plan and Commercialization Budget for the following year. Eversana shall submit such updated Commercialization Plans and Commercialization Budgets to the Committee for review and approval at least two (2) weeks before the date of the fourth quarter meeting of the Committee, but in no event later than October 31 of each calendar year for the following calendar year. Within thirty (30) days following such submission, the Committee shall either approve the Commercialization Plan and Commercialization Budget prepared by Eversana or approve a modified Commercialization Plan and Commercialization Budget. Any proposed material changes to a previously approved Commercialization Plan or Commercialization Budget shall not take effect unless and until reviewed and approved by the Committee.

c.

Eversana Responsibilities and Expenses. Eversana shall provide the Services set forth in the Commercialization Plan and the Pre-Commercial Services set forth in Exhibit A, the Commercial Launch and Commercial Services set forth in Exhibit B, the Functional Services set forth in Exhibit C and all other Services necessary to fulfilling Eversana’s obligations under this Agreement. Eversana shall be responsible for all costs incurred under the Commercialization Budget, subject to reimbursement by Evoke under Sections 5.3 and 5.6.  Eversana shall perform the Services for the Product and not for any other products of Evoke. Eversana shall manage and supervise the logistics, distribution, marketing (within the Eversana commercial sales organization), and sale of the Products and coordinate activities within its 3PL division for such logistics and distribution of the Products.

d.

Evoke Responsibilities.  Evoke shall provide the functions and responsibilities set forth in Exhibit D, including Product manufacturing and obtaining and maintaining all regulatory approvals for the Product as required by Applicable Law, and as is necessary for Eversana to provide the Services in accordance with the terms set forth in this Agreement and Applicable Law.

e.

Sales Force. Eversana shall engage sales representatives as set forth in the Commercialization Plan (the “Sales Force”) to market the Product under the supervision and management of Eversana. The Parties acknowledge and agree that the intent and purpose of this Agreement is to maximize the sales volume of Products and profitability, subject to Applicable Law and the Sales & Promotion Policies, and that a sales force expansion shall be contemplated in the Commercialization Plan for this purpose. Eversana shall engage at least twenty (20) Eversana full-time equivalent sales representatives to market the Product at Commercial Launch and thereafter, and such sales representatives shall be one hundred percent (100%) dedicated to the Product to perform Eversana’s sales and marketing activities under Exhibit B (the “Dedicated Employees”). For clarity, and by way of example only, a sales force representative who is a Dedicated Employee would not market or detail to doctors any other products other than the Product. Additionally, within sixty (60) days of the Effective Date, the Committee shall agree, in writing, on the level of increase in prescription fill rates for the Product per quarter per sales representative over the prior quarter that would trigger a requirement for Eversana to engage an additional full-time equivalent sales representatives by the end of that current quarter to market the Product, up to a maximum of one hundred (100) full-time equivalent sales representatives. Further, Eversana would be permitted, subject to the Committee’s approval, to decrease the number of sales representatives at any time due to a recall, FDA advisory, or any other circumstance that the Committee reasonably believes would materially impact future Product sales volume.

f.	Training. Eversana shall conduct the Product sales and policy training program specified in Section 3.4 according to the policies and procedures of Eversana approved by the Committee.
g.

Cross-Border Transactions. Eversana shall inform Evoke of any cross-border transactions with respect to the Product that come to the attention of Eversana and shall not engage in any activities to facilitate or support such cross-border transactions.

h.	Performance Concerns. At the request of Evoke, the Alliance Managers shall discuss in good faith any concerns that Evoke may have regarding the performance of the Sales Force hereunder.
3.3.	Field Observations and Sales Meetings.
a.

Upon Evoke’s request, Eversana shall conduct a reasonable number of field observations per year up to a maximum of four (4) per year per Eversana sales representative (which field observations Evoke may also attend in its reasonable discretion) with the Sales Force representatives during normal business hours to evaluate overall quality assurance of the Detailing of the Product by the Sales Force. If any such observations indicate that a Detail  is not being delivered or received in accordance with the terms set forth in this Agreement, Eversana shall report such observations to Evoke, and the Alliance Managers shall discuss what, if any, corrective plan of action is required to address such issue; provided that the Committee shall have the sole authority to determine whether to change the content of the Promotional Materials or messages being delivered with respect to the Product during Details.

b.

At any sales meetings during which the Product is discussed, Eversana shall have a reasonable number of Eversana personnel with responsibilities for the Product attend such sales meetings (which meetings Evoke may also attend in its sole discretion) and, if necessary, communicate critical Product-related information (as determined by the Committee) at such meetings.

3.4.

Training Program and Materials. Eversana shall train the members of the Sales Force, prior to such member performing any Commercialization activities, with respect to: (i) disease entity; (ii) Product knowledge; (iii) competitive product knowledge; (iv) compliance with Applicable Law in accordance with Eversana’s Sales & Promotion Policies and the Compliance Provisions; (v) reporting of Adverse Events, Field Alerts, Product Quality Complaints, Manufacturing information requests, and Other Reportable Information in accordance with the terms hereof; (vi) use of Promotional Materials; and (vii) such other information the Committee deems necessary or appropriate (collectively, the “Sales Force Training Matters”). Once approved by the Committee, Eversana shall not change any initial Sales Force Training Matters in any way and Eversana shall not use any training materials in connection with the Product other than the initial Sales Force Training Matters.

3.5.

Sales Force Training and Qualification. Eversana shall verify that each Sales Force representative has satisfactorily completing the initial training specified in Section 3.4, has completed a series of role-playing scenarios of a Detail of the Product to the reasonable satisfaction of Eversana, and shall verify on an annual basis that each Sales Force Representative maintains any applicable licenses.

3.6.

Promotional Materials. Eversana shall be responsible for managing and supervising the Sales Forces’ promotion of the Product in the Territory in accordance with the Commercialization Plan.  Eversana shall be responsible for designing and producing promotional, marketing and educational materials (in any form or medium), such as printed brochures, videos, and other materials for use by Sales Force representatives, distributors or medical providers or in advertisements or web sites ("Promotional Materials"). Eversana shall provide Evoke with copies of all Promotional Materials in a timely manner, for Evoke to ensure medical, legal and regulatory review and approval. Evoke is solely responsible for ensuring any and all Promotional Materials are reviewed and approved by appropriate medical, legal and regulatory personnel to ensure compliance with Applicable Laws. No Promotional Materials will be distributed without prior written consent by Evoke.

3.7.

Sales Reports. Within ten (10) days after the end of each calendar month, Eversana shall deliver to Evoke a report setting forth the total prescriptions during such calendar month broken out by Sales Force representative and territory. Eversana shall provide such report to Evoke in an Excel spreadsheet or similar electronic database form to the extent reasonably possible.

3.8.

No Registration of Trademarks and Copyrights. Eversana shall not use (other than in connection with the Services as approved by the Committee), seek to register or register, nor permit any of its Affiliates to use, seek to register or register, any trademark, service mark, name or logo, including as part of any domain name, social media handle or other identifiers, which is confusingly similar to, or a colorable imitation of, the Product Trademarks, Corporate Trademarks or Product Copyrights in any jurisdiction worldwide. Eversana shall not challenge, nor permit any of its Affiliates to challenge, Evoke’s or its Affiliates’ rights in, or the validity, enforceability, scope, or registerability of, any of the Product Trademarks, Corporate Trademarks or Product Copyrights or any registration or application therefor.

4.	MANAGEMENT OF THE COLLABORATION
4.1.

Joint Management Committee. The Parties shall establish a committee (the “Joint Management Committee” or “Committee”) as more fully described in this Section 4. The Committee shall have review, oversight, and decision-making responsibilities for all Commercialization activities performed under this Agreement. Each Party agrees to keep the Committee informed of its progress and activities under this Agreement. The Committee shall convene at least once per quarter, or more frequently as requested by either Party’s Alliance Manager, to discharge its responsibilities.  The Alliance Managers shall meet at least once per month.

4.2.

Membership. The Committee shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of Evoke and Eversana. Each Party shall provide the other with a list of its initial members of the Committee no later than fifteen (15) days prior to the first scheduled meeting of the Committee, which shall be no later than thirty (30) days after the Effective Date. Each Party may replace any or all of its representatives on the Committee at any time upon written notice to the other Party in accordance with Section 15. Each representative of a Party shall have relevant expertise in pharmaceutical drug product Commercialization, and be suitable in seniority and experience and have been delegated the authority to make decisions on behalf of the applicable Party with respect to matters within the scope of the Committee’s responsibilities. Any member of the Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Committee. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the Committee as non-voting participants, subject to the confidentiality obligations of Section 11. Evoke shall designate a chairperson to oversee the operation of the Committee. Such chairperson shall confer with the Alliance Managers of both Parties prior to each Committee meeting to identify issues for review and discussion at each Committee meeting, and circulate a meeting agenda at least one (1) week before the meeting.

4.3.	Responsibilities. The Committee shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 4.4:
a.	review and approve the Commercialization Plan or recommend amendments or revisions thereto;
b.	review and approve the Commercialization Budget or recommend amendments or revisions thereto;
c.	review and approve pricing (including the establishment of WAC) and reimbursement;
d.	review and approve payer contracting;
e.	review and approve channel management;
f.	review and approve Sales Forces expansion or reduction and the number and roles of Dedicated Employees;
g.	review and approve the Sales Force Training Matters;
h.	review and monitor Eversana’s training activities with respect to the Sales Force;

i.	review and approve the compensation for the Sales Force;
j.	review and monitor Eversana’ performance of the Services under the Agreement;
k.	serve as an information transfer vehicle, from time to time, to facilitate discussions regarding the Commercialization of the Product;
l.	review, and provide a forum for the Parties to discuss and approve or not approve, any subcontractors through which Eversana intends to conduct any Services hereunder;
m.	resolve disputes between the Parties with respect to Commercialization of the Product; and
n.	such other responsibilities as may be assigned to the Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

During the Committee’s first meeting and during the final meeting of each calendar year thereafter, the Committee shall, at minimum, discharge its responsibilities under Sections  a and b above.

4.4.

Decisions. Except as otherwise provided herein, with respect to Commercialization of the Product, all decisions of the Committee shall be made by consensus, with each Party having one vote. If the Committee cannot agree on a matter within its authority hereunder within thirty (30) days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within fifteen (15) days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within thirty (30) days after the matter is referred to them, then the issue shall be finally resolved by Evoke, unless the issue or decision increases Eversana’s financial or capital expenditures in excess of [***] of the approved Commercialization Budget, in which event the issue shall be resolved by Eversana.

5.	Fees and Payments
5.1.

Product Supply. Evoke shall supply the Product at [***] (and in the event the Committee decides to utilize a retail channel, the Parties agree to adjust such amount for such retail channel) to the Eversana 3PL division.  Title to the Product supplied by Evoke shall transfer to Eversana or its Affiliate immediately (i.e. by way of flash title) before the Product is sold by Eversana or its Affiliate.  Additional  terms and conditions of a sales and distribution agreement (the “3PL Agreement”) consistent with the foregoing will be negotiated in good faith between Evoke and Eversana’s 3PL division, and entered into within thirty (30) days of the Committee’s approval of the initial Commercialization Plan.

*** Certain information on this page has been omitted.

5.2.

Reporting of Sales. Within ten (10) days of each month end, Eversana (including Eversana’s 3PL division or other Affiliate that provides sales, distribution, and logistics services with respect to the Product) shall report to Evoke the prescription volumes of the Product made through Eversana’s pharmacy network and other sales data that is suitable for use under generally accepted accounting principles (“GAAP”) of sales recognition methods, as well as any other information necessary for Evoke to calculate Net Sales, including without limitation information regarding rebates, discounts, chargebacks and deductions.

5.3.

Reimbursement of Eversana’s Costs by Evoke. Subject to Section 5.6, following Eversana’s 3PL division’s receipt of monies from sales of the Product and at such time when Evoke has received from Eversana all necessary information  and has the ability to recognize the sales of such Product on its balance sheet in accordance with GAAP to calculate Net Sales (all to occur in no event less frequently than on a monthly basis), on a monthly basis Evoke shall reimburse Eversana for Eversana’s costs of rendering Commercial Services to the extent such reimbursement is agreed upon in the Commercialization Budget and actually incurred by Eversana (“Commercialization Costs”).

5.4.	Reimbursement of Evoke’s Costs. Concurrent with Section 5.3, Evoke shall retain recognized revenue for Evoke’s Third Party Royalties and Manufacturing and Administrative Costs.
5.5.

Profit Sharing. Following reimbursement of each Party’s costs under Sections 5.3 and 5.4 above, the Net Profit shall be distributed in a profit split with [***] percent ([***]%) to Eversana and [***] percent ([***]%) to Evoke (“Profit Split”).

5.6.

Manner of Payment. All payments owed by one Party to the other Party under Sections 5.3, 5.4, and 5.5 shall be offset against the payments owned by the other Party to the first Party. The net payments thus owed shall be paid by wire transfer to a bank account designated by the applicable payee Party. All net payments owed under Sections 5.3,   5.4, and  5.5 shall be paid on a [***] basis, with such payment being made for the prior [***] no later than [***] after the end of such prior [***] in which such amounts could be calculated. Notwithstanding the foregoing, if for any [***] the reimbursable costs exceed the recognized Net Sales for such [***], then each party shall be reimbursed from the recognized Net Sales for such [***] at a rate of [***] to Evoke and [***] to Eversana. To the extent one of the Parties has been fully reimbursed for such [***], then any remaining Net Sales amount from such [***] would be paid to the other Party until the Net Sales amount from such [***] has been exhausted. For clarity, Evoke shall have no obligation to reimburse Commercialization Costs except in the manner described in this Section 5.6.

*** Certain information on this page has been omitted.

5.7.

Taxes. The amounts payable by a Party to the other Party pursuant to this Agreement shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 5.7, the receiving Party shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from payments and remitted by the paying Party) levied on account of, or measured in whole or in part by reference to, any payments it receives. The paying Party shall deduct or withhold from the payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if the receiving Party is entitled under any applicable tax treaty to a rate reduction of, or the elimination of, applicable withholding tax, it may deliver to the paying Party or the appropriate Governmental Authority (with the assistance of the paying Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold such tax and the paying Party shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that the paying Party has received evidence, in a form satisfactory to the paying Party, of the receiving Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the payments are due. If, in accordance with the foregoing, the paying Party withholds any amount, it shall pay to the receiving Party the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to the receiving Party proof of such payment within ten (10) days following such payment.

5.8.

Loan Facility. Pursuant to and subject to the terms and conditions of the loan agreement concurrently herewith and attached as Exhibit F (the “Loan Agreement”), following Evoke’s receipt of NDA Approval only, Eversana will provide Evoke with a revolving loan facility (“Loan”) of five million dollars ($5,000,000) which can be drawn down, repaid and used by Evoke from time to time (pursuant to the terms and conditions set forth in such Loan Agreement), solely in connection with Evoke’s obligations and responsibilities under this Agreement.  As collateral for the Loan, the Loan Agreement will grant Eversana a first priority lien on all of its assets, other than Evoke’s Intellectual Property Rights and Evoke will represent, warrant and covenant that during the Term of the Loan Agreement, it shall not file, or allow to be filed, any lien or other encumbrance on Evoke’s Intellectual Property Rights relating to the Product.

6.	REGULATORY MATTERS
6.1.

Ownership of Regulatory Documentation and Approvals. Evoke is solely responsible for and owns all right, title and interest in and to (a) all Regulatory Documentation concerning the Product and all information contained therein, (b) all regulatory approvals made or granted with respect to the Product, including any NDA Approval, and (c) all final Promotional Materials approved for use by Evoke pursuant to Section 3.6.

6.2.	Responsibility for Regulatory Approvals and Regulatory Communications.
a.	Evoke has the sole right and responsibility for any regulatory approvals and regulatory compliance with respect to the Product.
b.

Evoke has the sole right and obligation: (i) to make any communications, reports, submissions and responses to FDA concerning the Product, including by reporting Adverse Events, Other Reportable Information and Field Alerts and (ii) to take any action (including any investigations) and conduct all communications with all Third Parties that relate to all Product Quality Complaints or complaints related to tampering or contamination with respect to the Product, Adverse Events, Other Reportable Information and Field Alerts with respect to the Product; provided, however, that Eversana shall be responsible for any communications, reports, submissions or responses to Regulatory Authorities that it may be required to make under Applicable Law in connection with performing the Services; and provided, further that Eversana shall, to the extent permitted by Applicable Law, provide Evoke with either (x) reasonable advance written notice of, and an opportunity to discuss in good faith, any proposed communication with FDA in advance thereof with respect to the Product or any activities of Evoke hereunder or (y) otherwise provide written notice to Evoke of any communication with FDA concerning the Product or any activities of Evoke hereunder promptly following such communication and attach copies of such communication (whether by FDA or Eversana) to such notice.  Notwithstanding the above, all investigations of Eversana employees or agents related to employment matters and Eversana internal policies and procedures may be conducted independently (with prompt notice to Evoke under Section 6.3d) by Eversana, and investigations relating to the Product or potential violations of Applicable Law shall be conducted in collaboration with Evoke.

c.

Eversana shall cooperate with Evoke’s reasonable requests and assist Evoke in connection with Evoke: (i) preparing any and all reports to FDA concerning the Product; (ii) preparing and disseminating all communications to Third Parties concerning the Product; and (iii) investigating and responding to any product quality complaint, adverse event, other reportable information, field Alert, or other compliance inquiry or investigation related to the Product.  Notwithstanding anything to the contrary set forth above, Evoke is solely responsible for any and all communications with a Governmental Authority and for ensuring all such communications comply with Applicable Laws.  For purposes of clarification, Evoke shall be responsible for any and all regulatory reporting requirements including but not limited to aggregate spend reporting, reporting required by any State, as applicable, and pursuant to the disclosures required under the Patient Protection and Affordable Care Act (“PPACA”), even if there are joint disclosure obligations; and to the extent Eversana is deemed an applicable manufacturer under PPACA, Evoke shall provide Eversana with confirmation  that such disclosures were properly made.  Evoke is also solely responsible for: (x) all state and other municipal disclosures, including those related to drug samples, marketing expenses, product pricing, etc., and (y) all state and local municipal disposal laws related to the Product.  Eversana shall reasonably cooperate with and assist Evoke, as reasonably requested in connection with such reporting requirements, including by providing Evoke, on a monthly basis, with details of Eversana’s aggregate spending in connection with the program set forth herein, to allow Evoke to comply with the reporting requirements set forth above.

d.

Evoke is responsible for all (i) any statements, whether written or oral, to a Third Party regarding a Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation with respect to the Product, and (ii) taking any action concerning any Regulatory Authority approval under which the Product is sold. For clarification, in the event Eversana becomes aware of a Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation with respect to the Product, Eversana is only responsible for informing the Third Party that information in respect thereof has been or will be conveyed by Eversana to Evoke.

6.3.	Adverse Events, Other Reports and Threatened Governmental Authority Action.
a.	Eversana shall report to Evoke and the Committee within twenty-four (24) hours from the time it becomes aware of:
i.

an Adverse Event or Other Reportable Information associated with the use of the Product or information in or coming into its possession or control concerning such Adverse Event or Other Reportable Information;

ii.	information that might necessitate the filing by Evoke of a Field Alert;
iii.	information relating to an actual or threatened recall of the Product; or
iv.	any Product Quality Complaint associated with the use of the Product.
b.

Without limitation of Section 6.3.a, with respect to Adverse Events, Other Reportable Information, Field Alerts, recall, and Product Quality Complaints, in each case with respect to the Product, Eversana shall (i) train and inform members of the Sales Force in accordance with the Sales Force Training Matters and Applicable Law, and require any Eversana employee who has performed or is performing any Commercialization activity, to comply with Applicable Law in connection with collection of information regarding the foregoing, and the reporting of such information; and (ii), establish and actively supervise and manage procedures and protocols reasonably designed to ensure that all relevant information relating to the foregoing that comes to the attention of Eversana, with respect to any member of the Sales Force or any Eversana employee who has performed or is performing any Commercialization activity, is promptly conveyed to Eversana so that Eversana can comply with its reporting obligations hereunder. For the avoidance of doubt, Eversana shall be responsible for training, informing, managing, and supervising members of the Sales Force in accordance with the Sales Force Training Matters and Applicable Law, and Eversana shall notify Evoke of any member of the Sales Force’s failure to comply with the policies and procedures of Eversana or Applicable Law.

c.

Evoke may, at its option, establish procedures for members of the Sales Force to provide such information referenced in Sections 6.3.a and 6.3.b directly to Evoke or its designee, which may be established or modified by Evoke from time to time by written notice to Eversana.

d.

Unless restricted or prohibited by Applicable Law or Governmental Authority, Eversana shall promptly notify Evoke if it receives information regarding any threatened or pending action regarding the Product by any Governmental Authority in the Territory.

e.

All training materials regarding Adverse Events, Other Reportable Information, Field Alerts and  Product Quality Complaints to be utilized by Eversana in connection with its provision of the Services shall either be provided by Evoke to Eversana or, to the extent Eversana prepares such materials, shall be approved by Evoke.  These training materials shall include the contact number and method of transferring potential reports and any specific product information related to the Product.

7.	PRODUCT MATTERS
7.1.

Orders for Product; Terms of Sale; Returns. All sales will be recorded in Evoke’s name.  Evoke shall have the ultimate responsibility and right to take, accept, reject or cancel orders, fill orders and establish and modify the terms and conditions of the sale of the Product (including with regard to any patient assistance programs and returns), subject to compliance with the approved Commercialization Plan and all action plans previously approved by the Committee. Notwithstanding the foregoing, Eversana shall have the day-to-day responsibility and right to take, accept, reject or cancel orders, and fill orders so long as such actions are consistent with the approved Commercialization Plan and all action plans previously approved by the Committee.

7.2.

Returned Product. Eversana shall notify Evoke of any returned Product, cooperate with Evoke regarding the handling of such Product, and follow such other Product return procedures as set forth in the 3PL Agreement.

7.3.

Recalled Product. Each Party shall promptly notify the other Party in writing of any facts relating to the advisability of the recall, withdrawal or withholding from the market of the Product in the Territory. Evoke shall have the sole responsibility and right to determine if any recall, withdrawal or other form of market action is necessary with respect to the Product and shall be solely responsible for taking all actions to effect such recall, withdrawal or market action. At Evoke’s request, Eversana will cooperate with Evoke regarding Evoke’s handling of any recalls, withdrawals or market actions.  Evoke shall be responsible for the costs incurred in connection with any recalls, withdrawals or market actions concerning the Product except Eversana shall be responsible for the costs of such recalls, withdrawals or market actions to the extent caused by Eversana’s negligence, failure to comply with Applicable Law, or breach of this Agreement and/or the 3PL Agreement.

8.	COMPLIANCE MATTERS
8.1.	Compliance with Laws and Policies.
a.

Eversana shall be legally responsible and liable for the actions, omissions and conduct of its and its Affiliate’s employees performing the Services under this Agreement and the 3PL Agreement, including any breach of any Applicable Laws. Eversana shall train the Sales Force’s compliance with Applicable Law in accordance with the Sales Force Training Matters approved pursuant to Section 3.4 and promptly inform Evoke of any noncompliance by such Sale Force that comes to the attention of Eversana. Eversana shall notify Evoke in writing promptly if any Third Party (including any Governmental Authority) notifies Eversana in writing that either Party’s Commercialization activities with respect to the Product are not in compliance with Applicable Law. Evoke shall be legally responsible and liable for the actions, omissions and conduct of its employees with obligations and responsibilities pursuant to this Agreement and the 3PL Agreement, including any breach of any Applicable Laws.

b.

Without limiting Section 8.1a, Eversana shall create and maintain a Sales Force compliance program that includes: (i) Eversana compliance monitoring focused on specific risk areas (including off-label promotion, fraud and abuse and false claims) to assess whether Eversana’s policies and procedures are being followed by the Sales Force; and (ii) a mechanism for the Sales Force to report, anonymously if they choose, any concerns including matters such as potential illegal activity with respect to the Sales Forces’ Commercialization activities. Eversana shall report to Evoke promptly, but in no event later than three (3) Business Days after becoming aware of any allegation or investigation of illegal activity (and before reporting any such activity to any Governmental Authority) with respect to the alleged failure by a member of the Sales Force to comply with the requirements set forth in Section 8.1a or any reports provided pursuant to clause (ii) above and what action, if any, was taken by Eversana as a result. Without limitation of the foregoing, Evoke may  investigate any reports provided pursuant to clause (ii) above and promptly report the results of such investigation to Eversana. Evoke shall review and approve Eversana’s Sales Force compliance program.

c.

The Parties acknowledge and agree that any direct or indirect payment or transfer of value, as defined in the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h(e)(10)) and its implementing regulations (42 C.F.R. § 403.900 et seq.), including any compensation, reimbursement for expenses, meals, travel, and medical journal reprints (“Payments or Transfers of Value”) to any physician licensed to practice in the Territory or any teaching hospital in the Territory (each, a “Covered Recipient”) is subject to transparency reporting requirements, including disclosure on the federal Open Payments website. Eversana shall implement Eversana’s policies and procedures requiring the Sales Force not to contract with or make any Payment or Transfer of Value to a Covered Recipient on behalf of Evoke without approval of the Evoke. Eversana shall comply with all reporting required by Applicable Law with respect to any Payments or Transfers of Value provided by the Sales Force to Covered Recipients in connection with this Agreement that come to the attention of Eversana. Eversana shall also provide Evoke with any and all information about Payments or Transfers of Value the Sales Force provides to Covered Recipients that come to the attention of Eversana in connection with this Agreement to the extent required to enable Evoke to comply with its transparency obligations under Applicable Law. All Payments or Transfers of Value made by the Sales Force to Covered Recipients in connection with this Agreement shall be made in accordance with Applicable Law to a centrally managed, pre-set rate structure based on a fair market value analysis. Eversana shall provide to Evoke detailed expenditure information in a manner that conforms to industry standards, and Eversana shall maintain such documentation for a minimum of five (5) years.

8.2.

Obligation to Notify. Each Party shall promptly notify the other Party upon becoming aware of any breach or violation by the Sales Force or by such Party’s other employees of the Anti-Corruption Laws and shall take such steps as the Parties may reasonably agree to avoid a potential violation of the Anti-Corruption Laws.

9.	INDEPENDENT CONTRACTOR
9.1.

Independent Contractor Status. The status of each Party under this Agreement shall be that of an independent contractor. Except as otherwise set forth herein, neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

9.2.

Eversana and its directors, officers, employees and any persons providing Services under the Agreement are at all times independent contractors with respect to Evoke.  Persons provided by Eversana to perform the Services shall not be deemed employees of Evoke.  Neither this

Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between Eversana, its directors, officers, employees and any persons providing Services under the Agreement and Evoke.  Evoke understands that Eversana may utilize independent contractors in connection with its performance of the Services.

9.3.

Eversana is, and at all times shall remain, solely responsible for the human resource and performance management functions of all Eversana personnel provided to perform the Services.  Eversana shall be solely responsible for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors.

9.4.

Eversana shall obtain and maintain worker’s compensation insurance and other insurances required for Eversana personnel providing the Services and acknowledges that Evoke does not, and shall not obtain or maintain such insurances, all of which shall be Eversana’s sole responsibility.

9.5.

The Parties agree that Eversana personnel are not, and are not intended to be or be treated as employees of Evoke and that no such individual is, or is intended to be, eligible to participate in any benefits programs or in any Evoke “employee benefit plans” (as defined in Section 3(3) of ERISA).

9.6.

Except as otherwise set out in this Agreement, Evoke shall have no responsibility to Eversana or any Eversana personnel for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by Eversana or its employees, agents or contractors of the obligations under this Agreement, all of which shall be the sole responsibility of Eversana.  To clarify, Evoke will not withhold any income tax or payroll tax of any kind on behalf of Eversana.

9.7.

Limitations.  Notwithstanding anything to the contrary in this Section 9, Eversana shall have no obligation or responsibility for any damages, liability, loss and costs, including but not limited to attorney’s fees (collectively, “Liability”) to the extent such Liability is attributed to either: (i) discriminatory and/or intentional acts of Evoke, its employees, agents or contractors; or (ii) any benefits payable under any Evoke benefit plan, and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Evoke that cause, or are either alleged to cause or interpreted by any court or Regulatory Authority to cause, any Eversana personnel to be reclassified as an employee of Evoke.  In the event any Liability is alleged against Eversana or its employees which is attributable to Evoke (as set forth in this Section 9.7 (i) and (ii)), Evoke shall indemnify, defend, and hold harmless Eversana and its directors, officers, employees and contractors.

10.	STATEMENTS, RECORD-KEEPING AND AUDITS
10.1.

Evoke Statement of Fees. All payments made to Eversana under this Agreement shall be accompanied by a written statement from Evoke (in a  form and level of detail agreed to by the Committee) disclosing the Commercialization Costs, reimbursement of costs and Profit Split paid, as set forth in Section 5 hereof, including calculations based on Net Sales.

10.2.

Evoke Records.  Evoke shall keep complete and accurate books and records (financial and otherwise), in accordance with GAAP, of Net Sales and all such other financial information necessary to determine reimbursement of costs, Profit Split, and any and all other payments to be made to Eversana under this Agreement.  Without limitation of the foregoing, Evoke shall further keep, or cause to be kept, complete and accurate books and records reflecting all of its obligations under this Agreement, including such obligations set forth in Exhibit D.

10.3.

Audits of Evoke. At the request of Eversana, Evoke shall, and shall cause its Affiliates to, permit a nationally recognized independent auditor designated by Eversana and reasonably acceptable to Evoke, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 10.2 to ensure the accuracy of all reports and payments made hereunder, no more than twice during any twelve (12)-consecutive month period during the Term and a period of twenty-four (24) months after the expiration or termination hereof or such longer period as required by Applicable Law, and no more than once with respect to any period so examined; provided that if any such audit reveals that Evoke is or was not in material compliance with Applicable Law or this Agreement, Eversana shall have the right to conduct such additional audits as may be reasonably required by Eversana to determine whether Evoke has appropriately remedied such non-compliance.  The cost of any such audit shall be borne by Eversana, unless (a) with respect to an audit of payments made hereunder, the audit reveals that Evoke has been overpaid by more than [***], or (b) with respect to an audit of the compliance records, such audit reveals material and continuous noncompliance by Evoke with Applicable Law, the Sales & Promotion Policies, or the Compliance Provisions with respect to its obligations under this Agreement, in which case ((a) or (b)), Evoke shall reimburse Eversana for any third party costs reasonably incurred in connection with the audit, up to a maximum of $[***].  If any such audit concludes that additional payments were owed or that excess payments were received during such period, the owing Party shall pay the additional payments or the receiving Party shall reimburse such excess payments within sixty (60) days after the date on which such audit is completed.

10.4.	Eversana Records.
a.

Eversana shall keep, or shall cause to be kept, complete and accurate books and records (financial and otherwise) pertaining to the performance of the distribution by its distribution division, HUB reimbursement team and Commercialization activities, including monthly sales data by Sales Force representative and territory, records necessary for calculating Net Sales, records of Detail performance, records of Commercialization Costs incurred, training test results and copies of training tests as specified in Section 3.4, in sufficient detail to verify compliance with its obligations hereunder and to calculate and verify all amounts payable hereunder. Eversana shall keep such books and records, or shall cause such books and records to be kept, for a period of twenty-four (24) months after the expiration or termination hereof or such longer period as required by Applicable Law. All financial books and records kept by Eversana hereunder shall be maintained in accordance with GAAP, consistently applied.

a.

*** Certain information on this page has been omitted.

b.

Without limitation of the foregoing, Eversana shall keep, or cause to be kept, complete and accurate books and records relating to its obligations under this Agreement, including Eversana’s compliance with Applicable Law, the Sales & Promotion Policies and the Compliance Provisions, including with respect to: (i) Eversana’s policies and procedures concerning compliance with Applicable Law, the Sales & Promotion Policies and the other compliance obligations set forth herein; (ii) records of any investigations and remedial and disciplinary actions taken to address violations of any of the foregoing; and (iii) records of any payments made in connection with this Agreement (collectively, the “Compliance Records”). Such books and records shall be kept for a period of three (3) years after the expiration or termination hereof or such longer period as required by Applicable Law.

10.5.

Audits of Eversana. At the request of Evoke, Eversana shall, and shall cause its Affiliates to, permit a nationally recognized independent auditor designated by Evoke and reasonably acceptable to Eversana, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 10.4 to ensure Eversana’ compliance with this Agreement, including the accuracy of all reports and payments and distribution costs, reimbursements and Commercialization Costs made hereunder, no more than once during any twelve (12)-consecutive month period during the Term and a period of twenty four (24) months thereafter and no more than once with respect to any period so examined; provided that if any such audit reveals that Eversana is or was not in material compliance with Applicable Law, the Sales & Promotion Policies or the Compliance Provisions with respect to its obligations under this Agreement, Evoke shall have the right to conduct such additional audits as may be reasonably required by Evoke to determine whether Eversana has appropriately remedied such non-compliance.  The cost of any such audit shall be borne by Evoke, unless (a) with respect to an audit of payments made hereunder, the audit reveals that Eversana has been overpaid by more than [***], or (b) with respect to an audit of the Compliance Records, such audit reveals material and continuous noncompliance by Eversana with Applicable Law, the Sales & Promotion Policies or the Compliance Provisions with respect to its obligations under this Agreement, in which case ((a) or (b)), Eversana shall reimburse Evoke for any third party costs reasonably incurred in connection with the audit, up to a maximum of $[***]. If any such audit concludes that additional payments were owed or that excess payments were received during such period, the owing Party shall pay the additional payments or the receiving Party shall reimburse such excess payments within sixty (60) days after the date on which such audit is completed.

11.	CONFIDENTIALITY
11.1.

Maintaining Confidentiality. Confidential Information disclosed under this Agreement shall remain the property of the disclosing Party. At all times during the Term and for five (5) years following the expiration or termination of this Agreement, the receiving Party shall use the Confidential Information solely for the purposes set forth in this Agreement and shall not disclose such Confidential Information to any Third Party except as permitted under this Agreement or with the disclosing Party's prior written consent. The receiving Party shall use at least the same care for maintaining confidentiality of the Confidential Information as it uses to maintain the confidentiality of its own Confidential Information of similar value, but in no event less than commercially reasonable measures within the pharmaceutical industry.

*** Certain information on this page has been omitted.

11.2.	Exceptions to Confidentiality. The receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the disclosing Party:
a.	that the receiving Party can demonstrate by reasonable evidence was in the receiving Party’s possession and at its free disposal prior to disclosure by the disclosing Party;
b.	that was in the public domain at the time of disclosure by the disclosing Party;
c.	that subsequently comes into the public domain through no fault, action or omission of the receiving Party;
d.	that becomes available to receiving Party without any obligation of confidentiality from a Third Party that is not known to have a confidentiality obligation to the disclosing Party; or
e.	that the receiving Party can demonstrate by reasonable evidence was developed independently by the receiving Party without use of or reliance on any Confidential Information of the other Party.
11.3.	Authorized Disclosure. Each Party may disclose Confidential Information to the extent that such disclosure is:
a.

to its directors, officers, employees, advisers, consultants, attorneys, auditors, agents, contractors, or representatives that reasonably need to know the information for the purposes set out in this Agreement, and who are subject to confidentiality substantially as protective as those set forth in this Agreement;

b.

to its Affiliates, including their directors, officers, employees, advisors, consultants, agents, contractors or representatives, to the extent they reasonably need to know the information for the purposes set out in this Agreement, and who are subject to confidentiality obligations substantially as protective as those set forth in this Agreement;

c.

to its legal counsels or auditors to conduct internal check, assessment or auditing who need to know the Confidential Information for the purpose of a Party’s internal check, assessment or auditing; or

d.

as required by laws, rules of public stock exchanges or court orders, provided that the receiving Party may disclose only such information as is legally required, and provided further that the receiving Party shall provide the disclosing Party with as much advance written notice of such requirement as is reasonably possible and a reasonable opportunity to object to or limit such disclosure. Notwithstanding the foregoing, if either Party determines a disclosure of the terms of this Agreement and/or their ancillary documents is required by law or court order, it shall notify the other Party in writing at least ten (10) Business Days before the time of the proposed disclosure, to the extent reasonably possible.  For clarification, prior to disclosure of this Agreement as a material contract for Evoke requiring disclosure pursuant to the rules of a public stock exchange, Evoke shall provide Eversana with an opportunity to seek confidential treatment of such terms that Eversana deems privileged and confidential and would justify  redactions under Applicable Law.

11.4.

Return or Destruction of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 11.1.

11.5.

Use of Name and Disclosure of Terms. Except as necessary to perform a Party’s obligations under this Agreement, each Party (a) shall keep the existence, terms, and the subject matter (including the applicable transactions) covered by this Agreement confidential and shall not disclose such information to any other Person through a press release or otherwise and (b) shall not mention or otherwise use the name or any trademark of the other Party or its Affiliates in connection with this Agreement, in each case ((a) and (b)), without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld, conditioned or delayed). The restrictions imposed by this Section 11.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by Section 11.3. Nor shall the restrictions imposed by this Section 11.5 prohibit either Party from announcing this Agreement to the public promptly following the Effective Date, including such key terms and other items appropriate for such a public release, in each case subject to the written consent of the other Party, which shall not be unreasonably withheld. Further, the restrictions imposed on each Party under this Section 11.5 are not intended, and shall not be construed, to prohibit a Party from (x) identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 11 or (y) disclosing (i) information for which consent has previously been obtained and (ii) information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which ((i) and (ii)) shall not require advance approval, but copies of which shall be provided to the other Party as soon as practicable after the release or communication thereof.

12.	REPRESENTATIONS AND WARRANTIES
12.1.	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:
a.	it is an independent legal entity duly organized, validly existing in good standing under the laws of the place of its establishment or incorporation;
b.	it has full authority to enter into this Agreement and to perform its obligations under this Agreement and the provisions of this Agreement are legally binding upon it from the Effective Date;

c.

its execution of this Agreement and performance of its obligations under it will not violate (i) any provision of its business license, articles of incorporation, articles of association or similar organizational documents; (ii) any Applicable Laws or any governmental authorization or approval; and (iii) any contract to which it is a party or to which it is subject, or result in a default under any such contract;

d.	no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against it that would affect its ability to perform its obligations under this Agreement;
e.

it has disclosed to the other Party all documents issued by any Governmental Authority that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and none of the documents it has previously provided to the other Party contain any misstatements or omissions of material facts;

f.

it has not been debarred and is not subject to debarment and that it shall not knowingly use in any capacity, in connection with the Services and the program described herein, any Person who has been debarred pursuant to Section 306 of the Act or who is the subject of a conviction described in such section;

g.

(i) it and its Affiliates are in compliance with (A) the PhRMA Code on Interactions with Healthcare Professionals and (B) all state codes or requirements that limit or regulate interactions with healthcare practitioners and (ii) it has not been debarred, suspended or excluded from any federal health care program, including Medicare, Medicaid and the Civilian Health and Medical Program of the Uniformed Services. If it or any of its employees who are involved in performing the Services or working with the other Party in connection with the program described herein, is debarred, suspended or excluded during the Term or such Party reasonably believes debarment, suspension or exclusion is contemplated, it shall immediately notify the other Party in writing upon it becoming aware of such debarment, suspension or exclusion. If a Party is so debarred, suspended or excluded, or in the case of any employee who is debarred, suspended or excluded, if the applicable Party  permits such employee to continue to perform any Services or work on the program described herein, then the other Party shall have the right to terminate this Agreement upon written notice to the other Party. Any termination of this Agreement pursuant to this Section 12.1(g) shall be treated as a termination pursuant to Section 14.2.d as if such Party had committed a material breach, except that in such event no cure period shall apply and such Party shall have the right to effect such termination immediately upon written notice to other Party;

h.	it will comply in all material respects with Applicable Laws in performing its obligations and exercising its rights hereunder.
12.2.	Evoke's Representations and Warranties. Evoke represents and warrants that as of the Effective Date and within the Term of this Agreement:
a.	Evoke has the right to enter into this Agreement;
b.

Evoke has no knowledge of any claim alleging that the manufacture, packaging, distribution, sale or use of the Product in the Territory, or that the use of any registered trademark or registered copyright within the Product Trademarks, Corporate Trademarks or Product Copyrights infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party;

c.

the manufacture, packaging, distribution, sale or use of the Product in the Territory does not infringe or misappropriate (i) the copyrights and/or trade secrets of any Third Party, and (ii) to the knowledge of Evoke, the patents and/or trademarks of any Third Party;

d.

Evoke either owns the Product, or has received all lawful authority from a Third Party necessary to grant Eversana the right to provide the Services, as set forth herein, provided that the foregoing representation and warranty is not intended to be nor shall be construed as a representation or warranty with respect to non-infringement of Third Party Intellectual Property Rights;

e.

Evoke is solely responsible for reviewing, finalizing and approving all Product promotional materials and literature (including but not limited Product inserts and all Product promotional materials initially prepared by Eversana) and for ensuring all such materials comply with Applicable Law; and

f.

the program(s) pursuant to which Eversana is performing the Services is a Evoke program that is being implemented by Eversana and as such, Evoke is responsible for ensuring that the program set forth herein adheres to Applicable Law.

12.3.	Eversana’s Representations and Warranties. Eversana represents and warrants that as of the Effective Date and within the Term of this Agreement:
a.	it has adequate cash flow and otherwise has the financial resources, capacity and capabilities to timely and adequately perform its obligations hereunder;
b.	it will not use any promotional or training materials, including all Product promotional materials and Sales Force Training Matters, without review and written approval by Evoke;
c.

Eversana has no knowledge of any claim alleging that the use of Eversana Know-How in connection with the Services and the Product in the Territory infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party;

d.

the Eversana Know-How and Arising Product Know-How developed by Eversana and the use of the same in connection with the Services and/or the Product in the Territory does not infringe or misappropriate (i) the copyrights and/or trade secrets of any Third Party, and (ii) to the knowledge of Eversana, the patents and/or trademarks of any Third Party;

e.	it has not initiated a voluntary proceeding under any applicable bankruptcy code and there is no involuntary proceeding under any applicable bankruptcy code pending against Eversana; and
f.

it will continue to be able to run its business as a going concern at least over the nine (9) month period beginning on the Effective Date.  And if on any date hereafter Eversana has reason to believe that it will not continue to be able to run its business as a going concern over any nine (9) month period during the Term, then Eversana shall notify Evoke in writing within two (2) days thereafter.

12.4.

DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR EXCEPT AS SET FORTH IN SECTION 12.2.c AND 12.3.d, ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.	INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE
13.1.

Evoke Indemnity. Evoke shall indemnify, hold harmless and defend Eversana, its Affiliates, and their respective directors, officers, employees, representatives and agents (the "Eversana Indemnitees") from and against any and all losses, damages, liabilities, judgments, fines, and amounts paid in settlement, including any associated costs and expenses (including reasonable attorneys’ fees) ("Losses"), which result directly or indirectly from any claim, demand, suit, action or proceeding brought or initiated by a Third Party against them ("Claims") to the extent that such Claims arise out of (i) the manufacture, packaging, branding, labeling, sale or use of the Product, including any death or personal injury arising out of the defective manufacture of the Product by or on behalf of Evoke, including without limitation any product liability or similar claims  with respect to the Product; (ii) the manufacture, packaging, branding, labeling, sale or use of the Product infringing the Intellectual Property Rights of a Third Party, except to the extent such infringement relates to the Eversana Know-How; or (iii) the gross negligence, fraud or willful misconduct of any of the Evoke Indemnitees in performing any obligations under this Agreement; or (iv) a material breach of a representation or warranty set forth in this Agreement by an Evoke Indemnitee; provided, however, that Evoke shall not be required to indemnify, hold harmless or defend any Eversana Indemnitee against any claim to the extent that Eversana has an obligation to indemnify an Evoke Indemnitee under Section 13.2.

13.2.

Eversana Indemnity. Eversana shall indemnify, hold harmless and defend the Evoke, its Affiliates, and their respective directors, officers, employees, representatives and agents (the "Evoke Indemnitees") from and against any Losses, which result directly or indirectly from any Claims to the extent that such Claims arise out of: (i) the gross negligence, fraud or willful misconduct of any of the Eversana Indemnitees in performing any obligations under this Agreement, (ii) any infringement of the Intellectual Property Rights of a Third Party predicated on Eversana Know-How or Arising Product Know-How to the extent developed by Eversana;  or (iii) a material breach of a representation or warranty set forth in this Agreement by an Eversana indemnitee; provided, however, that Eversana shall not be required to indemnify, hold harmless or defend any Evoke Indemnitee against any claim to the extent that Evoke has an obligation to indemnify a Eversana Indemnitee under Section 13.1.

13.3.

Procedures. Any indemnified party submitting an indemnity claim under this Section 13, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party (“Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of the applicable communication, notice or other action relating to the event for which indemnity is sought; provided that, no failure to provide such notice pursuant to this clause (a) shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided, however, that in the case of the foregoing clauses (b) and (c), the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. The Indemnified Party (in its capacity as such) may participate in the defense at its own expense.

13.4.

Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF GROSS NEGLIGENCE, COMMON LAW FRAUD OR WILLFUL MISCONDUCT, A BREACH OF ARTICLE 11 OR SECTION 2.2.b OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, AND OTHER THAN EVOKE’S PAYMENT OBLIGATIONS HEREUNDER, FOR: (i) LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (IN EACH CASE, WHETHER OR NOT FORESEEABLE AT THE EFFECTIVE DATE) OR (ii) ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, OR SIMILAR METHODOLOGY, CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT, BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

EACH PARTY FURTHER acknowledges and agrees that upon any breach of a warranty contained herein, except IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, EACH PARTY’S maximum liability to THE OTHER PARTY for damages shall in no event exceed the sum of all PAYMENTS actually RECEIVED under this Agreement from THE OTHER PARTY during the TWELVE (12) month period immediately preceding the date THE pARTY’S claim arose, less any claims previously paid by THE OTHER PARTY.

Except as expressly set forth in this Agreement, neither party makes other representations, warranties or promises, express or implied, including any warranty of merchantability or fitness for a particular purpose.

13.5.

Evoke shall reimburse Eversana for all of the out-of-pocket costs and expenses (including, reasonable attorneys’ fees) and Eversana employee internal costs incurred by Eversana in connection with any of the following events or occurrences, except to the extent that a breach by Eversana of its express obligations contained in this Agreement are the primary cause of such event or occurrence, or such an investigation is related to Eversana (or its services or business practices) and not specifically targeted at Evoke or its Product or business practices:  (i)  any directed inspection, investigation or inquiry by any Governmental Authority or Regulatory Authority attributable to Evoke or its Products or business practices; or (ii) any court or Regulatory Authority or Governmental Authority order, subpoena, interrogatory, demand, request for admission or other process of law directed to Eversana and specifically attributable to Evoke or its Product or business practices.

13.6.

Insurance. Each Party shall at all times maintain general liability insurance policies or self-insurance in such amounts and with such scope of coverage as are normal and customary in the pharmaceutical industry for a Person of comparable size and engaged in activities comparable to the activities in which such Party engages hereunder.  As of the NDA Approval Date, Evoke shall maintain product liability insurance for the Product of at least ten million dollars ($10,000,000) naming Eversana as an additional insured under such policy, it being understood and agreed that Eversana shall not need to obtain any product liability insurance during the Term.  Evoke shall increase the product liability insurance to fifteen million dollars ($15,000,000) when Product sales exceed one hundred and fifty million dollars ($150,000,000) and to twenty million dollars ($20,000,000) when Product sales exceed two hundred and fifty million dollars ($250,000,000).  If requested by the other Party, the insured Party shall furnish a certificate of insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued by a Party under a program of self-insurance) evidencing the requisite coverage required under this Section 13.6 during the Term. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for a period of five (5) years.

14.	TERM AND TERMINATION
14.1.

Term. The Agreement shall take into effect as of the Effective Date and shall remain in effect for a term of five (5) years from the NDA Approval Date unless earlier terminated as provided hereunder (the “Term”).

14.2.	Termination. This Agreement may be terminated as follows:
a.

Termination Rights Regarding Initial Commercialization Plan and Budget. Evoke shall have the right to terminate this Agreement if (a) Eversana fails to submit an initial Commercialization Plan and an initial Commercialization Budget to the Committee within forty-five (45) days of the Effective Date or (b) the Committee fails to approve an initial Commercialization Plan and an initial Commercialization Budget within seventy-five (75) days of the Effective Date, with such approval of the initial Commercialization Plan and initial Commercialization Budget not to be unreasonably withheld by the Evoke members of the Committee.

b.

Termination for Late Approval. Eversana shall have the right to terminate this Agreement if NDA Approval does not occur by December 31, 2020, provided that Eversana gives such termination notice to Evoke no later than March 1, 2021.  If the Agreement is terminated according to this Section 14.2.b, Evoke shall reimburse Eversana for [***] non-refundable payments to Third Parties that have been approved by the Committee and paid for by Eversana to Third Parties, or are required to be paid for by Eversana to such Third Parties even after termination of the Agreement.

c.

Termination for Revenue Shortfall. After each anniversary date of Commercial Launch, either Party shall be entitled to terminate the Agreement if cumulative Net Sales have not exceeded the amount set forth below in the twelve (12) month period immediately preceding such anniversary date (the “Minimum Net Revenue” or “MNR”) so long as such termination right is exercised within thirty (30) days of such anniversary date by providing written notice to the other Party:

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[***]

d.

Termination upon Material Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement, and such breach is not cured within sixty (60) days upon receipt from the other Party of written notice specifying in detail the nature and extent of the alleged material breach.

e.

Termination for Insolvency. Either Party may terminate this Agreement immediately on written notice if the other Party (or, if applicable, a parent of such other Party) shall file in any court or Governmental Authority, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party (or, if applicable, a parent of such other Party) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party (or, if applicable, a parent of such other Party) shall propose or be a party to any dissolution or liquidation, or if the other Party (or, if applicable, a parent of such other Party) shall make a general assignment for the benefit of its creditors.

f.

Termination for Change of Control. In the event of a Change of Control of Evoke, Evoke or Eversana shall have the right to terminate the Agreement upon thirty (30) days’ written notice.  In the event that Evoke is the Party initiating termination, Evoke shall pay Eversana a one-time payment in an amount determined by the date that such written notice is provided relative to the anniversary date of the Commercial Launch. More particularly, if such date is in:

i.

Year 1 (within 12 months of Commercial Launch):  Evoke shall pay Eversana the prior twelve (12) months of Commercialization Costs actually incurred by Eversana plus [***], and all of Eversana’s costs of actually rendered Pre-Commercial Services set forth on Exhibit A (the “Accrued Pre-Commercialization Costs”);

ii.

Years 2  (after 12 months and prior to 24 month anniversary of Commercial Launch):  Evoke shall pay Eversana the prior twelve (12) months of Commercialization Costs actually incurred by Eversana plus [***], and all of Eversana’s Accrued Pre-Commercialization Costs; or

iii.

Year 3 (after 24 months and prior to 36 month anniversary of Commercial Launch):  Evoke shall pay Eversana the prior twelve (12) months of Commercialization Costs actually incurred by Eversana plus [***], and all of Eversana’s Accrued Pre-Commercialization Costs; or

iv.

Years 4-5 (after 36 months and prior to 60 month anniversary of Commercial Launch):  Evoke shall pay Eversana the prior twelve (12) months of Commercialization Costs actually incurred by Eversana plus [***], and all of Eversana’s Accrued Pre-Commercialization Costs.

i.

*** Certain information on this page has been omitted.

Notwithstanding the foregoing, Eversana shall receive all payments attributable to Services performed, including but not limited to Commercialization Costs and Profit Split incurred prior to the termination, as well as any termination payment owed under this Section 14.2.f.  Termination payment owed under this Section 14.2.f would be reduced by the amount of previously reimbursed Commercialization Costs and Profit Split paid for the related prior twelve (12) month period and any Net Sales revenue which occurred prior to termination yet to be collected by Eversana from pharmacies or insurance. Further, Upon termination under this Section 14.2.f, Evoke shall promptly pay Eversana all Loan amounts outstanding, including accrued interest, under Section 5.8.

g.	Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party if:
(i)	the Product is subject to a recall based on material safety concerns for the Product, which shall not include any recall for packaging or labeling issues, manufacturing concerns, or the like;
(ii)	the other Party is in breach of Section 12.1(g);
(iii)	Evoke discontinues the Product pursuant to its rights under Section 2.3;
(iv)

the Product is not Commercially Launched within nine (9) months of NDA Approval Date, provided that a written notice of termination is given within sixty (60) days of the end of the nine (9) month period;

(v)

the overall Net Profit is negative for any two consecutive calendar quarters (January through March, April through June, July through September, or October through December) beginning with the first full calendar quarter following twenty-four (24) months after the Commercial Launch of the Product, provided that a written notice of termination is given within sixty (60) days of the end of the second consecutive calendar quarter having a negative Net Profit; or

(vi)	there is any change in Applicable Law that makes operation of the Services as contemplated in this Agreement illegal or commercially impractical.
h.

Eversana can terminate this Agreement upon thirty (30) days written notice to Evoke if: (i) Evoke withdraws the Product from the market in the Territory for a period of greater than ninety (90) days, provided that a written notice of termination is given within sixty (60) days of such ninety (90) day Product withdrawal period.

14.3.	Effect of Termination or Expiration.
a.

Upon the effective date of expiration or termination of this Agreement, and subject to Section 14.3.b below, Eversana shall promptly cease all performance of the Services and promptly discontinue the use of any Evoke Know-How, Product Trademarks, Product Copyrights, and Corporate Trademarks. At Evoke’s election, Eversana either shall (a) promptly return to Evoke or (b) destroy and certify to Evoke such destruction of, all Promotional Materials, training materials, and all other information related to the Product or the activities provided for by this Agreement.

b.

Notwithstanding Section 2.8 above, upon the effective date of expiration or termination of this Agreement for any reason, Evoke shall have the right, but not the obligation, to solicit and hire some or all of the Dedicated Employees, solely in accordance with the process set forth in Schedule 14.3.b attached hereto.

c.	Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available in law or equity.
14.4.

Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including, without limitation, Eversana’ rights to any amounts owed by Evoke hereunder and pursuant to the Loan Agreement. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  If payments attributable to Services performed before the termination or expiration remain unpaid upon the termination or expiration of the Agreement, including but not limited to reimbursement of Commercialization Costs (if applicable) and Profit Split, Evoke shall make such payments promptly after the termination or expiration of this Agreement.

14.5.

Loan Agreement.  On termination or expiration of this Agreement for any reason, Evoke shall owe Eversana all amounts due pursuant to the Loan and Loan Agreement, in accordance with the terms set forth in the Loan Agreement.  For clarification, there are no circumstances pursuant to which Evoke shall not repay Eversana for amounts loaned by Eversana to Evoke, pursuant to the Loan Agreement.

14.6.	Payments Due Eversana Upon Termination. In addition to other payment obligations set forth in this Agreement due on termination, in the event:
(a)	Eversana terminates the Agreement pursuant to Sections 14.2.d (Material Breach); or
(b)	Evoke terminates the Agreement pursuant to Sections 14.2.c or 14.2.g.

Evoke shall reimburse or pay Eversana for: (x) one hundred percent (100%) of all un-reimbursed non-refundable Commercialization Costs incurred by Eversana during the twelve (12) month period prior to the effective date of termination (even if such costs are due and payable following such termination); and (y) payment of all Profit Split due as of the effective date of termination; and (z) any reasonable cost and expenses actually incurred by Eversana related to terminating the leases on the fleet automobiles provided to members of the Sales Force who will no longer be employed by Eversana after termination of this Agreement, provided that Eversana shall have the obligation to mitigate such costs and expenses including by (i) allow Evoke to commence an arrangement with the fleet division to assume such cars if and to the extent requested by Evoke), (ii) reassigning such fleet vehicles for use with other Eversana activities outside of the scope of this agreement and (iii) to the extent (i) or (ii) is not feasible, by promptly terminating such leases and disposing of such vehicles.

14.7.

Survival. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 2.4 (Other Rights and Obligations), Section 6.1 (Ownership of Regulatory Documentation and Approvals), Section 8.1.c (Eversana Compliance with Laws and Policies), Section 10.2 (Evoke Records) Section 10.3 (Audits of Evoke), Section 10.4 (Eversana Records), Section 10.5 (Audits of

Eversana), Section 11 (Confidentiality), Section 13 (Indemnification, Limitation of Liability and Insurance), Section 14.2 (Termination), Section 14.3 (Effect of Termination), Section 14.4 (Accrued Rights), Section 14.4 (Loan Agreement), Section 14.6 (Payments on Termination), Section 14.7 (Survival), Section 15 (Notice), and Section 16 (General Provisions) shall survive the termination or expiration of this Agreement.

15.	NOTICE

Any notice or written communication provided for in this Agreement by a Party to the other Party, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made by registered mail or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be the date of delivery confirmed by the USPS or the courier service in the case of a courier service delivered letter. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party effective as above

Notice to Evoke:	Dave Gonyer, CEO
Address:	Evoke Pharma, Inc.
420 Stevens Ave, Ste 370
Solana Beach, CA 92075

Notice to Eversana:	Mr. Greg Skalicky, Chief Revenue Officer
Address:	EVERSANA Life Science Services, LLC
190 N. Milwaukee Street
Milwaukee, WI 53202

With a copy to:	General Counsel
EVERSANA Life Science Services, LLC
190 N. Milwaukee Street
Milwaukee, WI 53202
16.	GENERAL PROVISIONS
16.1.

Force Majeure. Except as otherwise set out in this Agreement, no Party to this Agreement shall have any liability whatsoever or (without prejudice to any payments of monies due) be deemed to be in default for any delays or failures in performance of any of its obligations under this Agreement to the extent such delay or failure is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (including government shut down) or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical. The affected Party shall use all reasonable endeavors to remedy the event or limit the effects of the said event of force majeure upon the other Party in a timely manner. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution, including the extension of any Product approval date under Section 14.2(f). If any force majeure event continues for a period of at least ninety (90) days that would prevent the performance of any material obligation of or receipt of any material benefit (including, without limitation, payment) by a Party under this Agreement, the affected Party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other Party.

16.2.

Governing Law. This Agreement shall in all respects be governed by and interpreted according to the laws of New York and the United States without regard to or application of conflict-of-law rules or principles.

16.3.

Integrity. This Agreement together with the Exhibits attached hereto constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings and discussions, whether oral or written, of the Parties with respect to the subject matter hereof. Any modification of this Agreement shall be effective only when in writing and signed by the Parties.

16.4.

Assignability. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 16.4. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, either Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Party, to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets; provided that, the assigning Party provides the other Party with written notice of such assignment within thirty (30) days after such assignment, merger, acquisition or sale and the assignee agrees in writing to assume performance of all assigned obligations.

16.5.

Severability. If any provision contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that (i) such provision shall be deemed to be replaced by a provision which achieves the original intent of the Parties to the fullest extent possible; (ii) should this Agreement as a result of such deleting not any more reasonably correspond to the good faith intent of the Parties, either Party may propose amendments to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and the Parties shall negotiate in good faith on such amendments.

16.6.

Waiver. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. Such waiver or relinquishment (either generally or any given instance and either retroactively or prospectively) shall only be effective if made expressly in writing by the Party with reference to the specific term, right or condition.

16.7.

No Third Party Rights. The provisions of this Agreement are for the sole benefit of the Parties, their successors and permitted assignees, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided in this Agreement.

16.8.

Headings. The descriptive headings in this Agreement are for convenience only and shall not be interpreted so as to limit or affect in any way the meaning of the language in the pertaining article, section, paragraph or sub-paragraph.

16.9.	Costs and Expenses. Each Party shall, unless specifically otherwise agreed hereunder, bear their own costs and expenses connected with such Party’s activities and performance under this Agreement.
16.10.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Evoke: Evoke Pharma, Inc.

/s/ David A. Gonyer

Name: David A. Gonyer

Title: Chief Executive Officer

Eversana: Eversana Life Science Services, LLC

/s/ Tim G. Gutttman

Name: Tim G. Guttman

Title: CFO

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EXHIBIT F

Loan Agreement

[Terms and Conditions to be incorporated into the Loan Agreement

•	Any amounts drawn down from the loan shall bear interest at a rate of ten percent (10%) annually.
•	The collateral for the loan would be based on the assets of Evoke but excluding Evoke’s intellectual property assets. Evoke agrees to not encumber intellectual property assets relating to the Product.
•	During the Term, Evoke has the right to repay the loan at any time at its option and without penalty.
•

On termination or expiration of this Agreement for any reason, Evoke shall owe Eversana all amounts due pursuant to the Loan and Loan Agreement, in accordance with the terms set forth in the Loan Agreement.  For clarification, there are no circumstances pursuant to which Evoke shall not repay Eversana for amounts loaned by Eversana to Evoke, pursuant to the Loan Agreement.

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Schedule 14.3.b

Conversion and Conversion Procedures

1.	Conversion

(a)Notwithstanding Section 2.8 of the Agreement, during the Term Evoke may solicit, employ or retain one or more Eversana field personnel performing Services hereunder (a “Conversion”) provided that Evoke provides at least ninety (90) days prior written notice to Eversana of any proposed Conversion.   In the event Evoke wishes to implement a Conversion, Evoke shall pay Eversana a Conversion fee depending on the date the actual Conversion occurs, in according with the following:

(i)

Evoke shall pay Eversana a Conversion fee of [***] per Eversana field personnel if the Conversion occurs prior to the first anniversary of such field personnel is deployed in the field to provide the Services (the “Deployment Date”), and

(ii)	a fee of [***] per Eversana field personnel if the Conversion occurs after the first anniversary of the Deployment Date and prior to the second anniversary of the Deployment Date; and

(iii)	no Conversion fee due for a Conversion that occurs following the second anniversary of the Deployment Date.

(b)Evoke understands and agrees that Eversana cannot guaranty that any field personnel will agree to participate in a Conversion.

(c)In the event Evoke conducts a Conversion and the converted Eversana field personnel had been provided with use of a fleet automobile leased, rented or owned by Eversana and Evoke wishes to commence an arrangement with the fleet division to assume such cars (and all associated costs and liabilities) under Evoke’s name, the converted Eversana field personnel may only to continue to have access to such automobile following the Conversion if Evoke either:  (i) registers the fleet automobile under its name; or (ii) ensures that Eversana remains named as an additional insured under Evoke’s automobile insurance policies until such time as the vehicle is registered in Evoke’s name (which shall occur no later than three (3) months following the date of the Conversion). The Parties understand and agree that it is solely Evoke’s obligation to ensure one of the above actions are taken and Evoke shall indemnify, defend and holding Eversana harmless for all damages resulting from Evoke’s failure to take such action.  The Parties further agree that on the effective date of the Conversion, Evoke shall destroy the Eversana insurance card(s) in the fleet vehicle(s) of the converted Eversana sales representatives.

(d)In the event Evoke conducts a Conversion and the converted Eversana field personnel had been provided with use of a fleet automobile leased or rented by Eversana and Evoke does NOT wish to commence an arrangement with the fleet division to assume such cars, in addition to those fees, expenses and payments due from Evoke to Eversana in connection with such Conversion, Evoke shall promptly pay (or if paid by Eversana, promptly reimburse) Eversana for any reasonable cost and expenses actually incurred by Eversana related to terminating the leases on the fleet automobiles provided to members of the Sales Force, provided that Eversana shall have the obligation to mitigate such costs and expenses including by (i) reassigning such fleet vehicles for use with other Eversana activities outside of the scope of this agreement or  (ii) to the extent (i) is not feasible, by promptly terminating such leases and disposing of such vehicle.

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